CONSENT OF COUNSEL

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our consent dated May 15, 2000 appearing in the Oak Brook Capital IV, Inc. Registration Statement on Form 10SB12G, Third Amendment, filed that same day. We also consent to the reference to us under the heading "Exhibits" in such Registration Statement.

NADEAU & SIMMONS, P.C.

/s/ James R. Simmons

By:_______________________
   JAMES R. SIMMONS, ESQ.

Providence, RI